Exhibit 10.1

AMENDMENT NUMBER FOUR
TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This AMENDMENT NUMBER FOUR TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into as of November 13, 2006, by WELLS FARGO FOOTHILL, INC., a California corporation (“Lender”), and IMAGE ENTERTAINMENT, INC., a Delaware corporation, f/k/a Image Entertainment, Inc., a California corporation, (“Borrower”), with reference to the following:

WHEREAS, Borrower and Lender are parties to that certain Amended and Restated Loan and Security Agreement, dated as of August 10, 2005 (as amended, restated, supplemented, or otherwise modified from time to time, the “Loan Agreement”);

WHEREAS, Borrower has requested that Lender make certain amendments to the Loan Agreement and grant a waiver of certain Events of Default that have occurred under the Loan Agreement; and

WHEREAS, subject to the terms and conditions set forth herein, Lender is willing to make the amendments and grant the consents and waiver requested by Borrower.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.               Defined Terms.  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement, as amended hereby.

2.               Amendments to Loan Agreement.

(a)                              Section 1.1 of the Loan Agreement is hereby amended by adding the following definitions in proper alphabetical order or amending and restating the following definitions, as the case may be:

““Applicable Margin” means 1.5%.

““Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the State of California.”

““Eligible Accounts” means those Accounts, net of finance charges, created by any Borrowing Base Party in the ordinary course of business that arise out of such Borrowing Base Party sale of goods or rendition of services, that strictly comply with each and all of the representations and warranties respecting Accounts made in the Loan

Documents, and that are and at all times continue to be acceptable to Foothill in all respects; provided, however, that standards of eligibility may be fixed and revised from time to time by Foothill in Foothill’s reasonable credit judgment.  Eligible Accounts shall not include the following:

(a)                                Accounts that the Account Debtor has failed to pay within forty-five (45) days of the due date set forth in the invoice or Accounts with selling terms of more than ninety (90) days, and all Accounts owed by an Account Debtor that has failed to pay fifty percent (50%) or more of its Accounts owed to Borrower within forty-five (45) days of the due date set forth in the invoice;

(b)                                 Accounts with respect to which the Account Debtor is an officer, employee, Affiliate, or agent of Borrower;

(c)                                Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, or bill and hold, are C.O.D. or subject to conditional sale contracts, or other terms by reason of which the payment by the Account Debtor may be conditional;

(d)                                 Accounts with respect to which the Account Debtor is not resident of the United States or Canada, and which are not either (i) covered by credit insurance in form and amount, and by an insurer, satisfactory to Foothill, or (ii) supported by one or more letters of credit that are assignable by their terms and have been delivered to Foothill in an amount, of a tenor, and issued by a financial institution, acceptable to Foothill;

(e)                                Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which Borrower has complied, to the satisfaction of Foothill, with the Assignment of Claims Act, 31 U.S.C. § 3727), or (ii) any State of the United States;

(f)                                    Accounts with respect to which Borrower or any of its Subsidiaries is or may become liable to the Account Debtor for goods sold or services rendered by the Account Debtor to such Person (exclusive, however, of Accounts with respect to which Borrower shall have obtained an agreement, in form and substance satisfactory to Foothill, from the Account Debtor agreeing to waive its rights of offset as against Foothill);

(g)                               Accounts with respect to an Account Debtor whose total obligations owing to the Borrowing Base Parties exceed ten percent (10%) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, (i) in the case of Accounts with respect to which Anderson Merchandisers (“Anderson”) is the Account Debtor, Eligible Accounts shall not include Accounts thereof owing to Borrowing Base Parties to the extent that the total obligations of Anderson owing to the Borrower and its Subsidiaries exceed twelve and one-half percent (12.5%) of all Eligible Accounts, it being understood that such percentage threshold for Accounts owing by Anderson is subject to downward modification in Foothill’s sole discretion based on Foothill’s continuing review, from time to time, of the performance of such Accounts, and (ii) in the case of Accounts with respect to which Best Buy, Inc. (“Best Buy”) is the Account Debtor, Eligible Accounts shall not include Accounts thereof owing to the Borrowing Base Parties to the extent that the total obligations of Best Buy owing to the Borrower and its Subsidiaries exceed twelve and one-half percent (12.5%) of all Eligible Accounts; and (iii) in the case of Accounts with respect to which AEC OneStop (“AEC”) is the Account Debtor, Eligible Accounts shall not include Accounts thereof owing to the Borrowing Base Parties to the extent that the total obligations of AEC owing to the Borrower and its Subsidiaries exceed twelve and one-half percent (12.5%) of all Eligible Accounts;

(h)                                 Accounts arising from rebilling or chargebacks with respect to short billing on prior invoices;

(i)                                   Accounts with respect to which the Account Debtor disputes liability or makes any claim with respect thereto (to the extent of the amount of the dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business;

(j)                                     Accounts the collection of which Foothill, in its reasonable credit judgment, believes to be doubtful by reason of the Account Debtor’s financial condition;

(k)                                  Accounts that are payable in other than United States Dollars;

(1)                                Accounts with respect to which the goods giving rise to such Account have not been shipped and billed to the Account Debtor, the services giving rise to such Account have not been performed and accepted by the Account Debtor, or the Account otherwise does not represent a final sale;

(m)                             Accounts that represent progress payments or other advance billings that are due prior to the completion of performance by Borrower of the subject contract for goods or services; and

(n)                                 Accounts that are not subject to a valid and perfected first priority security interest in favor of Foothill.”

““Loan Documents” means this Agreement, the Lockbox Agreements, the Disbursement Letter, the Letters of Credit, the Trademark Security Agreement, the Guaranty, the Guarantor Security Agreement, the Stock Pledge Agreement, the Intercompany Subordination Agreement, any Collateral Access Agreements and depository account, blocked account, lockbox account or similar agreements, or note or notes executed by Borrower or its Subsidiaries and payable to Foothill, any agreement whereby any Person is joined as a party to any Loan Document or made a continuing guaranty of the Obligations, and any other agreement entered into, now or in the future, in connection with this Agreement.”

““Material Adverse Effect” means a material adverse effect upon (a) the business, operations, properties, assets, prospects, or financial condition of Borrower and its Subsidiaries, taken as a whole, (b) the value of the Eligible Accounts or the validity or priority of Foothill’s Lender’s Lien therein, or (c) the ability of Borrower or its Subsidiaries to perform, or of Foothill to enforce, the Obligations.”

““Obligations” means all loans, Advances, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), contingent reimbursement obligations owing to Foothill under any outstanding L/Cs or L/C Guarantees, premiums (including Early Termination Premiums), liabilities (including all amounts charged to Borrower’s Loan Account pursuant to any agreement authorizing Foothill to charge Borrower’s Loan Account), obligations, fees, charges, costs or Foothill Expenses (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued), lease payments, guaranties, covenants, and duties owing any Obligor to Foothill of any kind and description (whether pursuant to or evidenced by the Loan Documents, by any note or other instrument, or pursuant to any other agreement between Foothill and any Obligor regarding the financing that is the subject hereof), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including any debt, liability, or obligation owing from any Obligors to others that Foothill may have obtained by assignment or otherwise, and further including all interest not paid when due and all Foothill Expenses that any Obligor is required to pay or reimburse by the Loan Documents, by law, or otherwise.”

““Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of Borrower and its Subsidiaries that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is the subject of a Control Agreement.”

(b)                             Section 1.1 of the Loan Agreement is hereby amended by deleting the definitions of the following defined terms in their entirety:

“Base LIBOR Rate”

“Capital Expenditure Loan Note”

“Eligible Inventory”

“Interest Period”

“LIBOR Deadline”

“LIBOR Notice”

“LIBOR Option”

“LIBOR Rate”

“LIBOR Rate Loan”

“LIBOR Rate Margin”

(c)                              Section 2.1(a) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(a)                            Subject to the terms and conditions of this Agreement, Foothill agrees to make revolving advances (“Advances”) to Borrower in an amount at any one time outstanding not to exceed at any one time the lesser of (i) the Maximum Revolving Credit Amount less the Letter of Credit Usage, or (ii) the Borrowing Base less the Letter of Credit Usage.  For purposes of this Agreement, “Borrowing Base,” as of any date of determination, shall mean an amount equal to the lesser of:

(i)                                   eighty percent (80%) of the amount of Eligible Accounts less the amount, if any, of the Dilution Reserve, and

(ii)                                  an amount equal to Borrowing Base Parties collections with respect to Accounts for the immediately preceding seventy-five (75) day period.”

(d)                             Section 2.1(b) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(b)                           Anything to the contrary in Section 2.1(a) above notwithstanding, upon the occurrence and during the continuance of an Event of Default, Foothill may reduce its advance rates based upon Eligible Accounts without declaring an Event of Default if it determines, in its reasonable discretion, that there is a material impairment of the prospect of repayment of all or any portion of the Obligations or a material impairment of the value or priority of Foothill’s security interests in the Collateral.”

(e)                              Section 2.3 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“2.3                           [Intentionally Omitted.]”

(f)                                Section 2.5(a) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(a)                            Interest Rate. All Obligations, except for undrawn L/Cs and L/C Guarantees, shall bear interest, on the average Daily Balance thereof at a per annum rate equal to the Reference Rate plus the Applicable Margin.”

(g)                             Section 2.5(d) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(d)                           Payments.  Interest and Letter of Credit fees payable hereunder shall be due and payable, in arrears, on the first day of each month during the term hereof.  Borrower hereby authorizes Foothill, at its option, without prior notice to Borrower, to charge such interest and Letter of Credit fees, all Foothill Expenses (as and when incurred), and all installments or other payments due under any note or other Loan Document to Borrower’s Loan Account, which amounts thereafter shall accrue interest at the rate then applicable hereunder.  Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.”

(h)                             Section 2.5(f) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(f)                              Intent to Limit Charges to Maximum Lawful Rate.  In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable.  Borrower and Foothill, in executing this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.”

(i)                                 Section 2.12 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“2.12                     [Intentionally Omitted.]”

(j)                                 Section 2.13 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“2.13                     [Intentionally Omitted.]”

(k)                              Section 5.3 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“5.3                           [Intentionally Omitted].”

(l)                                 Section 6.2 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“6.2                           Collateral Reports.  Borrower shall deliver to Foothill, as soon as they are available, but in no event later than Tuesday of each week during the term of this Agreement, a detailed aging, by total, of the Accounts of the Borrower and its Subsidiaries and a reconciliation statement, each updated through the preceding Friday, and, as soon as they are available, but in no event later than Tuesday of each week during the term of this Agreement, a summary aging, by vendor, of all accounts payable, (such summary aging to include a specific itemization of the amount of accounts payable due and owing to Lien Creditors with respect to which Borrower or any of its Subsidiaries has obtained letters of credit to secure the repayment of sums due an owing to such Lien Creditors from time to time), and any book overdraft, each updated through the preceding Friday.  Original sales invoices evidencing daily sales shall be mailed by Borrower to each Account Debtor with, at Foothill’s request, a copy to Foothill, and, at Foothill’s direction from and after and during the continuation of an Event of Default, the invoices shall indicate on their face that the Account has been assigned to Foothill and that all payments are to be made directly to Foothill.  Borrower shall deliver to Foothill, as Foothill reasonably may from time to time require, collection reports, sales journals, invoices, original delivery receipts, customer’s purchase orders, shipping instructions, bills of lading, and other documentation respecting shipment arrangements.  Absent such a request by Foothill, copies of all such documentation shall be held by Borrower as custodian for Foothill.  In addition, from time to time, Borrower shall deliver to Foothill such other and additional information or documentation as Foothill reasonably may request.”

(m)                           Section 6.4 of the Loan Agreement is hereby amended by amending and restating the first paragraph thereof in its entirety as follows:

“6.4                           Financial Statements, Reports, Certificates.  Borrower agrees to deliver to Foothill:  (a) as soon as available, but in any event within thirty (30) days after the end of each month during each of Borrower’s fiscal years (except for those months that are the end of a fiscal quarter, in which case Borrower shall deliver such information to Foothill within forty-five (45) days after the end of such month), a company prepared balance sheet, income statement, detailed calculation of EBITDA for the month and trailing twelve months, and, in the case of quarter-end statements, cash flow statement covering Borrower’s and its Subsidiaries’ operations during such period; (b) as soon as available, but in any event within ninety (90) days after the end of each of Borrower’s fiscal years, financial statements of Borrower for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Foothill and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP; (c) as soon as available, but in no event later than Tuesday of each week, a rolling 13-week cash flow forecast (in form and substance reasonably satisfactory to Foothill) covering Borrower’s and its Subsidiaries’ operations during such period, together with a certificate from the chief accounting officer of Borrower representing and warranting that such 13-week cash flow forecast represents management’s good faith estimates of future financial performance, based on historical performance; and (d) as soon as available but in no event later than Tuesday of each week, a detailed rolling month to date report (in form and substance reasonably satisfactory to Foothill) covering Borrower’s and its Subsidiaries’ cash and Cash Equivalents, including an indication of which amounts constitute Qualified Cash.  Such financial statements (audited and unaudited) set forth in subsections (a) and (b) herein shall include a balance sheet, profit and loss statement, and cash flow statement and, if prepared, such accountants’ letter to management.  Borrower agrees to deliver financial statements prepared on a consolidating basis so as to present Borrower and each consolidated entity separately.”

(n)                             Section 6.12(a) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(a)                            EBITDA.  (i) Borrower shall not have two consecutive fiscal quarters of EBITDA losses (exclusive of the quarter ending September 30, 2006) and (ii) Borrower shall maintain EBITDA, for each fiscal period set forth below, of not less than the amount indicated below opposite such fiscal period:

for the immediately preceding twelve-month period ending 10/31/06	$(1,500,000)
for the immediately preceding twelve-month period ending 11/30/06	$(2,000,000)
for the immediately preceding twelve-month period ending 12/31/06	$(3,094,000)
for the immediately preceding twelve-month period ending 01/31/07	$(3,094,000)
for the immediately preceding twelve-month period ending 02/28/07	$(3,094,000)
for the immediately preceding twelve-month period ending 03/31/07	$(2,461,000)
for the immediately preceding twelve-month period ending 04/30/07	$(2,461,000)
for the immediately preceding twelve-month period ending 05/31/07	$(2,461,000)
for the immediately preceding twelve-month period ending 06/30/07	$201,000
for the immediately preceding twelve-month period ending 07/31/07	$201,000
for the immediately preceding twelve-month period ending 08/31/07	$201,000
for the immediately preceding twelve-month period ending 09/30/07	$3,000,000
for the immediately preceding twelve-month period ending 10/31/07	$3,000,000
for the immediately preceding twelve-month period ending 11/30/07	$3,000,000
for the immediately preceding twelve-month period ending 12/31/07 and for each twelve-month period ending at each fiscal quarter end thereafter	$3,500,000 ”

(o)                             Section 7.1(a) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(a)                            Indebtedness evidenced by this Agreement together with Indebtedness to issuers of letters of credit that are the subject of L/C Guarantees;”

(p)                             Section 7.10 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“7.10                     Consignments.  Without Foothill’s prior written consent, consign any Inventory of Borrower or its Subsidiaries or sell any such Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale.  The foregoing to the contrary notwithstanding, Borrower and any of its Subsidiaries shall be entitled to consign their respective Inventory to Third Persons so long as no Event of Default exists or would result therefrom and so long as prior thereto such Person completes such documentation with the proposed consignee (including the execution and delivery of a consignment agreement and the filing of a UCC-1 with respect to the consigned Inventory), as Foothill reasonably may require.”

(q)                             Section 7.13 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“7.13                     Investments.  Directly or indirectly make, acquire, or incur any liabilities (including contingent obligations) for or in connection with (a) the acquisition of the securities (whether debt or equity) of, or other interests in, a Person, (b) loans, advances, capital contributions, or transfers of property to a Person, (c) the acquisition of all or substantially all of the properties or assets of a Person, other than (i) advances or loans made to employees for travel or other similar expenses incurred in the ordinary course of business, (ii) additional advances or loans made to employees in the ordinary course of business in an aggregate amount not to exceed Six Hundred Thousand Dollars ($600,000) at any one time, (iii) Permitted Investments, (d) investments in Third Persons engaged in the same or related lines of business, the aggregate amount of all such investments not to exceed, as of the date of the making of any such investment, ten percent (10%) of Borrower’s then extant Tangible Net Worth, so long as no Event of Default exists or would result therefore, (e) investments in the production of film or motion pictures or in Third Persons engaged in the production of film or motion pictures, or (f) investments in the production of theater, stage performance, music, television, internet or interactive media or in Third Persons engaged in the production of theater, stage performance, music, television, internet or interactive media unless Borrower shall have Excess Availability equal to or greater than Five Million Dollars ($5,000,000) immediately after giving effect thereto; provided, however, that after giving effect to any investment permitted by clause (d), Borrower shall have Excess Availability equal to or greater than Two Million Dollars ($2,000,000), and any Accounts acquired by Borrower from a Third Person or any Inventory acquired by Borrower from a Third Person outside of the ordinary course of business, regardless if any such acquisition is otherwise permitted by the terms of this Agreement, shall not be deemed Eligible Accounts until categorized as such by Foothill as a result of a field audit or appraisal, as determined appropriate by Foothill in its reasonable credit judgment.”

(r)                                Schedules P-1, 2.6, 5.6(a), 5.6(b), 5.6(c), 5.6(d), 5.7(a), 5.7(b), 5.7(c), 5.9, 5.17, 5.19, 5.20, 6.14, and C-2 of the Loan Agreement are hereby deleted in their entirety and replaced with Schedules E-1, P-1, 2.6, 5.6(a), 5.6(b), 5.6(c), 5.6(d), 5.7(a), 5.7(b), 5.7(c), 5.9, 5.17, 5.19, 5.20, 6.14, and C-2 attached hereto, respectively.

3.               Waiver.  Lender hereby waives the Event of Default that has occurred as a result of the failure by Borrower to comply with Section 6.12(a)(ii) of the Loan Agreement with respect to the fiscal period ending September 30, 2006.

4.               Conditions Precedent to Amendment.  The satisfaction of each of the following shall constitute conditions precedent to the effectiveness of this Amendment and each and every provision hereof:

(a)                              Lender shall have received this Amendment, duly executed by the parties hereto, and the same shall be in full force and effect.

(b)                             Lender shall have received a reaffirmation and consent substantially in the form attached hereto as Exhibit A, duly executed and delivered by each Guarantor.

(c)                              Lender shall have received an amendment fee in the amount of $50,000 (which amount Borrower authorizes Lender to charge to the Loan Account), which amendment fee shall be fully earned, non-refundable and due and payable on the date hereof.

(d)                             The representations and warranties herein and in the Loan Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date).

(e)                              No Default or Event of Default shall have occurred and be continuing on the date hereof, nor shall result from the consummation of the transactions contemplated herein.

(f)                                No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein shall have been issued and remain in force by any Governmental Authority against Borrower, any Guarantor, or Lender.

5.               Conditions Subsequent.  The obligation of Lender to continue to make Advances (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of following condition subsequent (the failure by Borrower to so perform or cause to be performed constituting an Event of Default).  Within 30 days of the date hereof, Agent shall have received, with respect to all bank accounts of Borrower or any Guarantor listed on Schedule 5.20, as amended hereby, that (a) are carrying a balance of $5,000 or more as of the date hereof, or (b) regularly carry a balance of $5,000 or more, fully executed control agreements in form and substance satisfactory to Lender.

6.                                       Release.  Borrower hereby waives, releases, remises and forever discharges Lender, each of its Affiliates, and each of its officers, directors, employees, and agents (collectively, the “Releasees”), from any and all claims, demands, obligations, liabilities, causes of action, damages, losses, costs and expenses of any kind or character, known or unknown, past or present, liquidated or unliquidated, suspected or unsuspected, which Borrower ever had, now has or might hereafter have against any such Releasee which relates, directly or indirectly, to the Loan Agreement or any other Loan Document, or to any acts or omissions of any such Releasee with respect to the Loan Agreement or any other Loan Document, or to the lender-borrower relationship evidenced by the Loan Documents.  As to each and every claim released hereunder, Borrower hereby represents that it has received the advice of legal counsel with regard to the releases contained herein, and having been so advised, Borrower specifically waives the benefit of the provisions of Section 1542 of the Civil Code of California which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

As to each and every claim released hereunder, Borrower also waives the benefit of each other similar provision of applicable federal or state law, if any, pertaining to general releases after having been advised by its legal counsel with respect thereto.

7.               Representations and Warranties.  Borrower represents and warrants to Lender that (a) the execution, delivery, and performance of this Amendment and of the Loan Agreement, as amended hereby, (i) are within its powers, (ii) have been duly authorized by all necessary action, and (iii) are not in contravention of any law, rule, or regulation applicable to it, or any order, judgment, decree, writ, injunction, or award of any arbitrator, court, or Governmental Authority, or of the terms of its Governing Documents, or of any contract or undertaking to which it is a party or by which any of its properties may be bound or affected; (b) this Amendment and the Loan Agreement, as amended hereby, are legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms; and (c) no Default or Event of Default has occurred (other than as waived herein) and is continuing on the date hereof or as of the date upon which the conditions precedent set forth herein are satisfied.

8.               Choice of Law.  The validity of this Amendment, its construction, interpretation and enforcement, the rights of the parties hereunder, shall be determined under, governed by, and construed in accordance with the laws of the State of California.

9.               Counterpart Execution.  This Amendment may be executed in any number of counterparts, all of which when taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Amendment by signing any such counterpart.  Delivery of an executed counterpart of this Amendment by telefacsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Amendment.  Any party delivering an executed counterpart of this Amendment by telefacsimile or electronic mail also shall deliver an original executed counterpart of this Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

10.         Effect on Loan Documents.

(a)                              The Loan Agreement, as amended hereby, and each of the other Loan Documents shall be and remain in full force and effect in accordance with their respective terms and hereby are ratified and confirmed in all respects.  The execution, delivery, and performance of this Amendment shall not operate, except as expressly set forth herein, as a modification or waiver of any right, power, or remedy of Lender under the Loan Agreement or any other Loan Document.  The waivers, consents, and modifications herein are limited to the specifics hereof, shall not apply with respect to any facts or occurrences other than those on which the same are based, shall not excuse future non-compliance with the Loan Documents, and shall not operate as a consent to any further or other matter under the Loan Documents.

(b)                             Upon and after the effectiveness of this Amendment, each reference in the Loan Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Loan Agreement, and each reference in the other Loan Documents to “the Loan Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Loan Agreement, shall mean and be a reference to the Loan Agreement as modified and amended hereby.

(c)                              To the extent that any terms and conditions in any of the Loan Documents shall contradict or be in conflict with any terms or conditions of the Loan Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Loan Agreement as modified or amended hereby.

(d)                             This Amendment is a Loan Document.

11.         Entire Agreement.  This Amendment embodies the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior or contemporaneous agreements or understandings with respect to the subject matter hereof, whether express or implied, oral or written.

[signature page follows]

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

IMAGE ENTERTAINMENT, INC., a Delaware corporation

By	/s/ JEFF M. FRAMER
Title: Jeff M. Framer, Chief Financial Officer

[IMAGE ENTERTAINMENT, INC.]
[SIGNATURE PAGE TO AMENDMENT NUMBER FOUR
TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT]

WELLS FARGO FOOTHILL, INC., a California corporation

By	/s/ TERRI LE
Title: Terri Le, Vice President

Exhibit A

REAFFIRMATION AND CONSENT

Dated as of November 13, 2006

Reference hereby is made to that certain Amendment Number Four to Loan and Security Agreement, dated as of the date hereof (the “Amendment”), between Wells Fargo Foothill, Inc. (“Lender”), and Image Entertainment, Inc. (“Borrower”).  Capitalized terms used herein shall have the meanings ascribed to them in that certain Amended and Restated Loan and Security Agreement, dated as of August 10, 2005 (as amended, restated, supplemented, or otherwise modified from time to time, the “Loan Agreement”), between Borrower and Lender.  Each of the undersigned hereby (a) represents and warrants that the execution and delivery of this Reaffirmation and Consent are within its powers, have been duly authorized by all necessary action, and are not in contravention of any law, rule, or regulation applicable to it, or any order, judgment, decree, writ, injunction, or award of any arbitrator, court, or Governmental Authority, or of the terms of its Governing Documents, or of any contract or undertaking to which it is a party or by which any of its properties may be bound or affected, (b) consents to the amendment of the Loan Agreement set forth in the Amendment and any waivers granted therein; (c) acknowledges and reaffirms all obligations owing by it to Lender under any Loan Document to which it is a party; (d) agrees that each Loan Document to which it is a party is and shall remain in full force and effect, and (e) ratifies and confirms its consent to any previous amendments of the Loan Agreement and any previous waivers granted with respect to the Loan Agreement.  Although each of the undersigned have been informed of the matters set forth herein and have acknowledged and agreed to same, each of the undersigned understands that Lender shall have no obligation to inform the undersigned of such matters in the future or to seek the undersigned’s acknowledgement or agreement to future amendments, waivers, or modifications, and nothing herein shall create such a duty.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Reaffirmation and Consent as of the date first set forth above.

HOME VISION ENTERTAINMENT, INC.,
a Delaware corporation

By:	/s/ JEFF M. FRAMER
Name: Jeff M. Framer
Title: Chief Financial Officer

EGAMI MEDIA, INC.,
a Delaware corporation

By:	/s/ JEFF M. FRAMER
Name: Jeff M. Framer
Title: Chief Financial Officer

[IMAGE ENTERTAINMENT, INC.]
[SIGNATURE PAGE TO REAFFIRMATION AND CONSENT TO AMENDMENT NUMBER FOUR
TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT]

EXHIBIT C-2
(Form of Compliance Certificate)

[on Borrower’s letterhead]

To:                              Wells Fargo Foothill, Inc.
2450 Colorado Avenue
Suite 3000 West
Santa Monica, California 90404
Attn: Business Finance Division Manager

Re:          Compliance Certificate dated                              , 200

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Loan and Security Agreement, dated as of August 10, 2005 (as the same may from time to time be amended, modified, supplemented or restated, the “Loan Agreement”) between Image Entertainment, Inc. (“Borrower”) and Wells Fargo Foothill, Inc. (“Foothill”).  The initially capitalized terms used in this Compliance Certificate have the meanings set forth in the Loan Agreement unless specifically defined herein.

Pursuant to Section 6.4 of the Loan Agreement, the undersigned officer of Borrower hereby certifies that:

1.             The financial information of Borrower and its Subsidiaries furnished in Schedule 1 attached hereto, has been prepared in accordance with GAAP (except for year-end adjustments and the lack of footnotes, in the case of financial statements delivered under Section 6.4(a) of the Loan Agreement) and fairly presents the financial condition of Borrower.

2.             Such officer has reviewed the terms of the Loan Agreement and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and condition of Borrower and its Subsidiaries during the accounting period covered by financial statements delivered pursuant to Section 6.4 of the Loan Agreement.

3.             Such review has not disclosed the existence on and as of the date hereof, and the undersigned does not have knowledge of the existence as of the date hereof of any event or condition that constitutes a Default or Event of Default, except for such conditions or events listed on Schedule 2 attached hereto, specifying the nature and period of existence thereof and what action Borrower has taken, is taking or proposes to take with respect thereto.

4.             Borrower is in timely compliance with all representations, warranties, and covenants set forth in the Loan Agreement and the other Loan Documents, except as set forth on Schedule 2 attached hereto.  Without limiting the generality of the foregoing, Borrower is in compliance with the covenants contained in Sections 6.12 and 7.9 of the Loan Agreement as demonstrated on Schedule 3 hereof.

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this       day of                             ,                 .

IMAGE ENTERTAINMENT, INC.,
a Delaware corporation

By:
Name:
Title:

SCHEDULE 1

SCHEDULE 2

SCHEDULE 3

1.   EBITDA.

(a)           Borrower [has/has not] had two consecutive fiscal quarters of EBITDA losses.

(b)           Borrower’s EBITDA, measured for the 12 - month period ending                   , is $                     , which amount [is/is not] greater than or equal to the amount set forth in Section 6.12(a)(ii) of the Loan Agreement for the corresponding period.

(c)           Borrower’s EBITDA, measured for the 1 – month period ending                , is $                      .

2.  Capital Expenditures.

(a)           The aggregate amount of capital expenditures made or committed to be made to date in the current fiscal year is $                        .

(b)           The aggregate amount set forth above [is/is not] in excess of the aggregate amount of $2,500,000 to be made or committed to be made during any fiscal year of Borrower (other than the fiscal year ending March 31, 2005).

(c)           The aggregate amount of capital expenditures made or committed to be made during the fiscal year ended March 31, 2005 [is/is not] in excess of $3,250,000.

(d)           The amount for any individual transaction made or committed to be made during any fiscal year of Borrower [is/is not] in excess of $800,000.